Exhibit 2.2

APPENDIX 3

CONDITIONS OF THE PROPOSED COMBINATION AND THE SCHEME

The Proposed Combination and the Scheme will comply with the Irish Takeover Rules and, where relevant, the rules and regulations of the US Exchange Act, the Act and the NYSE, and are subject to the terms and conditions set out in this Announcement and to be set out in the Scheme Document.

The Business Combination Agreement is governed by the Laws of the State of Delaware. However, the Proposed Combination and the Scheme and matters related thereto (including matters related to the Irish Takeover Rules) shall, to the extent required by the Laws of Ireland, be governed by, and construed in accordance with, the Laws of Ireland. The interpretation of the duties of the WTW Directors and the Aon Ireland Directors shall also be governed by, and construed in accordance with, the Laws of Ireland. The interpretation of the duties of directors of the Aon UK Board shall be governed by, and construed in accordance with, the Laws of England.

The Proposed Combination and the Scheme will be subject to the conditions set out in this Appendix 3.

References in the following paragraphs of this Appendix 3 to Aon UK shall, following completion of the Required Assignment, be deemed to be references to Aon Ireland.

1.

The Proposed Combination will be conditional upon the Scheme becoming effective and unconditional by not later than the Outside Date (or such earlier date as may be specified by the Panel, or such later date as Aon UK and WTW may, subject to receiving the consent of the Panel and the Irish High Court, in each case if required, agree).

2.	The Scheme will be conditional upon:

(i)

the Scheme having been approved by a majority in number of members of each class of WTW Shareholders (including as may be directed by the Irish High Court pursuant to Section 450(5) of the Act) present and voting either in person or by proxy at the Court Meeting (or at any adjournment or postponement of such meeting) representing, at the voting record time, at least 75 per cent. in value of the WTW Shares of that class held by such WTW Shareholders present and voting;

(ii)	each of the Required WTW EGM Resolutions having been duly passed by the requisite majority of WTW Shareholders at the WTW EGM (or at any adjournment or postponement of such meeting);

(iii)	the Irish High Court having sanctioned (without material modification) the Scheme pursuant to Sections 449 to 455 of the Act; and

(iv)	a copy of the Court Order having been delivered to the Registrar of Companies.

3.

Aon UK and WTW have agreed that, subject to paragraph 6, the Scheme and the Proposed Combination will also be conditional upon the following matters having been satisfied or waived (to the extent permitted by Law) on or before the Sanction Date:

(i)	each of the WTW Shareholder Approval and the Aon Ireland Shareholder Approval shall have been obtained;

(ii)	insofar as the Proposed Combination constitutes, or is deemed to constitute, a concentration with an EU dimension within the scope of the EU Merger Regulation:

(a)

the European Commission having issued a decision allowing the Proposed Combination to proceed under Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the EU Merger Regulation (or being deemed to have done so under Article 10(6) of the EU Merger Regulation); and/or

(b)

if any aspect of the Proposed Combination is referred to one or more competent authorities of a European Union or EFTA state under Article 9 of the EU Merger Regulation, clearance, or confirmation that the Proposed Combination may proceed having been received from each such competent authority;

(iii)	any applicable waiting period (or extension thereof) relating to the Proposed Combination under the HSR Act shall have expired or been terminated;

(iv)

all required Antitrust Clearances of any Governmental Entity having been obtained and remaining in full force and effect and all applicable waiting periods having expired, lapsed or been terminated (as appropriate), in each case in connection with the Proposed Combination, under the Antitrust Laws of each Required Antitrust Jurisdiction;

(v)

(a) no Order (whether temporary or permanent) shall have been issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, and (b) no Law (other than an Order described in clause (a)) (whether or not final or appealable) shall have been enacted, issued, promulgated, enforced or entered and continue in effect and, in each case of clauses (a) and (b), restrain, enjoin, make illegal or otherwise prohibit the consummation of the Proposed Combination; but excluding, (1) for purposes of clause (b), any such Antitrust Law of any jurisdiction that is not a Required Antitrust Jurisdiction, and for purposes of clause (a) any Orders related to any Antitrust Law other than an Antitrust Law in a Required Antitrust Jurisdiction by a Governmental Entity of competent jurisdiction in such Required Antitrust Jurisdiction) and (2) for purposes of clause (b), any such regulatory Law of any jurisdiction that does not give rise to a Required Regulatory Clearance, and for purposes of clause (a) any Orders related to any regulatory Law other than the applicable Laws giving rise to a Required Regulatory Clearance by a Governmental Entity of competent jurisdiction in the jurisdiction corresponding to such Required Regulatory Clearance (the exclusions described in clauses (1) and (2), the “Specified Laws and Orders);

(vi)	all Required Regulatory Clearances having been obtained and remaining in full force and effect;

(vii)	the NYSE having approved, and not withdrawn such approval, the listing of all of the New Aon Ireland Shares to be issued in the Scheme, subject only to official notice of issuance; and

(viii)

the Business Combination Agreement not having been terminated in accordance with its terms by the applicable Party or Parties as set forth below as a consequence of an event set forth below (such events being the events set out in the Business Combination Agreement following the occurrence of which the Business Combination Agreement may be terminated in accordance with its terms):

(a)	by mutual written consent of Aon UK and WTW;

(b)

by either Aon UK, on the one hand, or WTW, on the other hand, prior to the Effective Time, if there has been a breach by WTW, on the one hand, or Aon UK, on the other hand, of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement (other than Sections 7.3 and 7.4 thereto), which breach would result in a Condition not being satisfied (and such breach is not reasonably capable of being cured prior to the Outside Date, or if curable prior to the Outside Date, has not been cured after the receipt of notice thereof by the defaulting Party from the non-defaulting Party within the earlier of (i) forty-five (45) calendar days or (ii) the Outside Date); provided, however, the Business Combination Agreement may not be terminated pursuant to the section of the Business Combination Agreement described in this paragraph by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement;

(c)

by either Aon UK or WTW, if the Effective Time shall not have occurred by the Initial Outside Date; provided, that in the event that at the Outside Date, (i) all of the Conditions other than Conditions 3(ii) (EU Merger Regulation), 3(iii) (HSR waiting period), 3(iv) (Required Antitrust Clearances), 3(v) (Orders and Laws), 3(vi) (Required Regulatory Clearances), and any Conditions that by their nature are to be satisfied or waived on the date of completion of the Proposed Combination, but subject to the satisfaction or waiver (when permissible) of such Conditions), then the Outside Date shall automatically be extended up to two times, each time for a period of three months unless the Parties mutually agree to an earlier Extended Outside Date; provided further, however, that the right to terminate the Business Combination Agreement pursuant to the section of the Business Combination Agreement described in this paragraph shall not be available to any Party if such Party’s breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement has been the primary cause of, or resulted in, the Effective Time not occurring on or prior to the Initial Outside Date or the Extended Outside Date;

(d)

by Aon UK, prior to receipt of WTW Shareholder Approval, if (i) the WTW Board shall have effected a WTW Change of Recommendation or (ii) WTW shall have materially breached Section 7.3 of the Business Combination Agreement;

(e)

by WTW, prior to receipt of the Aon Ireland Shareholder Approval, if (i) the Aon UK Board shall have effected an Aon Change of Recommendation or (ii) Aon UK shall have materially breached Section 7.4 of the Business Combination Agreement;

(f)

by either WTW or Aon UK if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order or there is a Law in effect in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Proposed Combination (excluding the Specified Laws and Orders); provided that the right to terminate the Business Combination Agreement pursuant to the section of the Business Combination Agreement described in this paragraph shall not be available to any Party if such Party’s breach of any provision of the Business Combination Agreement shall have been the primary cause of such Order or Law;

(g)

by either WTW or Aon UK, if the Court Meeting or the WTW EGM shall have been completed and the Court Meeting Resolution or the Required WTW EGM Resolutions, as applicable, shall not have been approved by the requisite majorities;

(h)

by either Aon UK or WTW, if the Aon Ireland Shareholder Approval shall not have been obtained at the Aon Ireland EGM or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(i)

by either Aon UK or WTW, if the Irish High Court shall decline or refuse to sanction the Scheme, unless both Parties agree in writing that the decision of the Irish High Court shall be appealed (it being agreed that WTW shall make such an appeal if requested to do so in writing by Aon UK and the council appointed by Aon UK and by WTW agree that doing so is a reasonable course of action);

(j)

by WTW if, prior to obtaining the WTW Shareholder Approval (i) in accordance with Section 7.3 of the Business Combination Agreement, the WTW Board shall have authorized WTW to terminate the Business Combination Agreement under this Section 3(viii)(j) in response to a WTW Superior Proposal and (ii) substantially concurrently with such termination, a definitive agreement providing for the consummation of such WTW Superior Proposal is duly executed and delivered by all parties thereto; and

(k)

by WTW, if the Reorganization and Required Assignment have not been completed by October 8, 2020 (it being agreed that such date may be extended at Aon UK’s written request and prior approval of WTW (such approval not to be unreasonably withheld, conditioned or delayed)).

4.

Aon UK and WTW have agreed that, subject to paragraph 6, Aon UK’s obligation to effect the Scheme and the Proposed Combination will also be conditional upon the following matters having been satisfied (or, to the extent permitted by applicable Law, waived by Aon UK) on or before the Sanction Date:

(i)

the representations and warranties of WTW set forth in Section 5.2(a), and Section 5.10(a) of the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and at and as of the Sanction Date as though made on and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of the Business Combination Agreement or another date shall be true and correct in all respects as of such date) except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of WTW set forth in Section 5.1(a), Section 5.2(b), Section 5.2(c), Section 5.3(a), Section 5.18 and

Section 5.21 of the Business Combination Agreement shall be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Sanction Date as though made on and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of the Business Combination Agreement or another date shall be true and correct in all material respects as of such date); and (iii) each of the other representations and warranties of WTW set forth in the Business Combination Agreement shall be true and correct as of the date of the Business Combination Agreement and as of the Sanction Date as though made on and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of the Business Combination Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or WTW Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a WTW Material Adverse Effect; and Aon UK shall have received a certificate signed on behalf of WTW by a duly authorized executive officer of WTW to the foregoing effect;

(ii)

WTW shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Sanction Date; and Aon UK shall have received a certificate signed on behalf of WTW by a duly authorized executive officer of WTW to such effect; and

(iii)

since the date of the Business Combination Agreement, no WTW Material Adverse Effect shall have occurred; and Aon UK shall have received a certificate signed on behalf of WTW by a duly authorized executive officer of WTW to the foregoing effect.

5.

Aon UK and WTW have agreed that, subject to paragraph 6, WTW’s obligation to effect the Scheme and the Proposed Combination will also be conditional upon the following matters having been satisfied (or, to the extent permitted by applicable Law, waived by WTW) on or before the Sanction Date:

(i)

(i) The representations and warranties of Aon UK set forth in Section 6.2(a), and Section 6.10(a) of the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Sanction Date as though made on and at and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of the Business Combination Agreement or another date shall be true and correct in all respects as of such date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Aon UK set forth in Section 6.1(a), Section 6.2(b), Section 6.2(c), Section 6.3(a), Section 6.18 and Section 6.21 of the Business Combination Agreement shall be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Sanction Date as though made on and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of the Business Combination Agreement or another date shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of Aon UK set forth in the Business Combination Agreement shall be true and correct as of the date of the Business Combination Agreement and as of the Sanction Date as though made on and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of the Business Combination Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Aon Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, an Aon Material Adverse Effect; and WTW shall have received a certificate signed on behalf of Aon UK by a duly authorized executive officer of Aon UK to the foregoing effect;

(ii)	the Reorganization and the Required Assignment shall have occurred;

(iii)

Aon UK shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Sanction Date, and WTW shall have received a certificate signed on behalf of Aon UK by a duly authorized executive officer of Aon UK to such effect; and

(iv)

since the date of the Business Combination Agreement, no Aon Material Adverse Effect shall have occurred; and WTW shall have received a certificate signed on behalf of Aon UK by a duly authorized executive officer of Aon UK to the foregoing effect.

6.	Subject to the requirements of the Panel:

(i)

Aon UK and WTW reserve the right (but neither Party shall be under any obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that no such waiver shall be effective unless agreed to by both Parties);

(ii)	Aon UK reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 4; and

(iii)	WTW reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 5.

7.

The Scheme will lapse unless it is effective on or prior to the Outside Date (or such later date as Aon UK and WTW may, subject to receiving the consent of the Panel and the Irish High Court, in each case if required, agree).

8.

If Aon UK (or Aon Ireland, as applicable) is required to make an offer for WTW Shares under the provisions of Rule 9 of the Irish Takeover Rules, Aon UK (or Aon Ireland, as applicable) may make such alterations to any of the Conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

9.

Aon UK reserves the right, subject to the prior written consent of the Panel, to effect the Proposed Combination by way of a Takeover Offer in the circumstances described in and subject to the terms of Section 3.6 of the Business Combination Agreement. Without limiting Section 3.6 of the Business Combination Agreement, in the event the Proposed Combination is structured as a Takeover Offer, such offer will be implemented on terms and conditions that are at least as favourable to the WTW Shareholders and the holders of WTW Options, WTW Share Awards and WTW Phantom Stock Unit Awards as those which would apply in relation to the Scheme (except for an acceptance condition set at 80 per cent. of the nominal value of the WTW Shares to which such an offer relates (and which are not already in the beneficial ownership of Aon)).